Exhibit 5.1

650 Town Center Drive, 20th Floor
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www.lw.com

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August 9, 2011
Medicis Pharmaceutical Corporation
Attention: Board of Directors
7720 North Dobson Road
Scottsdale, Arizona 85256-22740
Ladies and Gentlemen:
     We have acted as special counsel to Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) of an additional 1,000,000 shares (the “Shares”) of the Company’s Class A Common Stock, $0.014 par value, issuable pursuant to the Company’s Amended and Restated 2006 Incentive Award Plan (the “Plan”), and associated preference share purchase rights (the “Rights”) issuable pursuant to the Amended and Restated Rights Agreement by and between the Company and Wells Fargo Bank, N.A., as rights agent, dated as of August 17, 2005 (the “Rights Agreement”). The availability of the Shares for issuance under the Plan was approved by the Company’s stockholders at the annual meeting held on May 17, 2011. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares and the associated Rights.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without independently verifying such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
     We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws or as to any matters of municipal law or any other local agencies within any state.

August 9, 2011

     Subject to the foregoing and the other matters set forth herein, it is our opinion as of the date hereof that when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the participants or when certificates representing the Shares have been signed by a duly authorized officer of the transfer agent and registrar therefor, and subject to the Company complying with the terms of the Plan, including, without limitation, the receipt of legal consideration in excess of the par value of each Share issued, the issue and sale of the Shares and associated Rights will have been duly authorized by all necessary corporate action of the Company, and the Shares and the associated Rights will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware and we have further assumed that the individual grants or awards under the Plan are duly authorized by all necessary corporate action of the Company and are duly granted or awarded and exercised in accordance with the requirements of law, the Plan, and the agreements duly adopted thereunder.
     This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ LATHAM & WATKINS LLP